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                                                                  Exhibit 10(hh)





                                        September 9, 1998


VIA FEDEX

Mr. Tod R. Hullin
8200 The Woods Court
Park City, UT  84060

Dear Tod,

This letter will confirm our offer to you to join Seagram as Senior Vice President Corporate Communications and Public Affairs of Joseph E. Seagram & Sons, Inc., and to outline the terms of employment discussed. As agreed, you will commence employment on October 1, 1998.

1. CASH COMPENSATION. Your initial annualized base salary will be $425,000 and your target annual management incentive award will be 65% of base salary (i.e. $276,250), both appropriately prorated for partial years of service. For the fiscal year ending June 30, 1999, we will guarantee you a minimum prorated award of $207,200.

2. EQUITY-BASED AWARDS. (a) We will recommend for approval to the Human Resources Committee a one-time grant of 100,000 options pursuant to the 1996 Stock Incentive Plan at an exercise price equal to the fair market value of an SCL common share on the date of grant. These options will vest, become exercisable, and will terminate as set forth below.

         (b) You will also be eligible to participate in the 1996 Stock Incentive Plan on an annual basis and your initial target number of options will be 27,500. Options are generally granted in February of each year at an exercise price equal to fair market value on the date of grant. One-third of the options vest and become exercisable in equal installments over three years on the anniversary date of the option grant, and expire on the day before the tenth anniversary of the option grant. Options are cancelled at the end of a three month period following cessation of employment for any reason other than retirement, disability, death or termination for cause.
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September 9, 1998


3. BENEFITS. You will be eligible to participate in our Senior Executive Benefits program, which includes, among other items, pension, life insurance, executive disability salary continuation, flexible perquisite allowance of $12,000 annually, and double matching contributions.

4. RELOCATION. We will pay benefits pursuant to the relocation policy for new hires, including the costs associated with transporting your household goods and purchasing a residence in the New York City area. In addition to benefits under the relocation policy, we will pay reasonable temporary living expenses for a period of up to three months, while you look for a permanent residence.

On behalf of the Company and myself, I am delighted to outline Seagram's offer to you. I am confident that you will make significant contributions to the success of Seagram while at the same time having the opportunity to accomplish your personal and professional goals. As you are aware, this offer is subject to your satisfactorily completing out standard pre-employment physical.

Should you have any questions, please do not hesitate to contact me.


                                                   Sincerely,



                                                   /s/ John Borgia
                                                   -------------------------

JDB:lds

Accepted and agreed to:


/s/ Tod Hullin
-------------------------------

c:     Mr. R. Matschullat
       Ms. Y. Shaw